Exhibit 10.1

RAVE Restaurant Group

March 6, 2024

Jay Rooney

702 Rosewood Dr.

Murphy, TX 75094

Dear Jay:

Rave Restaurant Group, Inc. ("Rave Restaurant Group") is pleased to make you the following offer of employment for the salaried, exempt position of Chief Financial Officer. This offer letter shall be the employment agreement (the "Agreement") governing the terms of your employment with the Rave Restaurant Group and its subsidiaries (collectively, the "Company") and shall become effective on the Starting Date indicated below and will continue indefinitely until terminated as described in the "Termination of Employment" and "Voluntary Resignation of Employment" paragraphs below.

Position:	Chief Financial Officer

Duties:	Such duties as the Board of Directors or Chairman of Rave Restaurant Group shall from time to time assign to you. At the Board's request, you shall serve Rave Restaurant Group and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation shall not be increased beyond that specified below.

Annual Salary:	$225,000 annual base salary, paid according to the Company's standard pay practices, subject to applicable withholdings and employee benefit contributions. The Company currently issues payroll checks bi-monthly.

Starting Date:	March 25, 2024

Location:	Your primary work location shall be the Company's headquarters, which are currently in the Dallas-Fort Worth area. Your job will also require frequent travel to other Company and Franchisee locations and other meeting sites.

Exclusivity:

During your employment with the Company, you agree (i) to devote substantially all of your business time, energy, skill and best efforts to the performance of your duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and

(ii) that you shall have no agreements with, or material obligations to, any other individual, partnership, corporation, or legal entity, specifically including any confidentiality, non-disclosure, non-solicitation, or non-competition agreements or obligations, that may or would conflict with your obligations under this Agreement.

Annual Incentive Compensation:

In addition to your Base Annual Salary, you shall be eligible to earn bonus compensation up to 50% of your Base Annual Salary divided between an annual short-term bonus opportunity (30% target) paid in cash and an annual long-term bonus opportunity (20%) paid in Restricted Stock Units ("RSU"), granted pursuant to the company's Long Term Incentive Plan (the "LTIP").

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RAVE Restaurant Group

The Company's executive short-term cash bonus plan is based on the Company's financial performance and strategic goals relative to targets set by the Board of Directors. The amount of bonus earned each year is subject to the approval of the Board of Directors, which may use its discretion to interpret the Company's achievement of the bonus targets and take into consideration unusual, one-time, or forward-looking factors that affected the Company's historical results or may affect the Company's future prospects. The annual bonus targets generally shall be set such that you may earn bonus of up to 30% of your base annual salary upon achievement of certain financial and strategic objectives, as determined by the Compensation Committee of the Company. Bonuses are typically not paid until the Company's financial audit is complete, and executives must remain employed by the Company until the bonus payment date to receive a bonus.

Long Term Incentive Compensation:

As additional consideration for the duties and responsibilities to be performed, your annual long term bonus opportunity will include participation in the Company's Long Term Incentive Plan, which currently consists of Restricted Stock Unit awards with 3-year performance and time vesting criteria, as determined by the Company's Compensation Committee each year. You shall receive a first-year Restricted Stock Unit award with a grant date value equivalent to 20% of your base annual salary. The terms and conditions associated with the RSUs are detailed in a separate Restricted Stock Unit Award Agreement. You shall be eligible for additional LTIP awards following each full fiscal year that you are employed by the Company, subject to approval of the Compensation Committee.

Termination of Employment:

It is understood and agreed that should you accept this offer of employment you will be an employee-at-will and thus the Company may terminate your employment at any time for Cause or without Cause.

Voluntary Resignation of Employment:

You may voluntarily and without Good Reason resign your employment with the Company by notifying the Company, in writing, of your resignation decision. Your resignation notice will become effective twenty-one (21) days following the receipt of the notice by the Company, provided however that the Company reserves the right, in its sole discretion, to accelerate your resignation date. If the Company accelerates your resignation date, the date to which the resignation is accelerated shall be the effective date of your resignation. On the effective date of your resignation, you shall be entitled to all accrued salary and benefits, but shall not be entitled to any other benefits, except as required by law.

Employee Benefits:

During the Initial Term and any Extended Term while you are employed by the Company, you will be entitled to receive the same benefits as the Company makes generally available from time to time to the Company's senior executives, as those benefits may be modified, reduced or eliminated from time to time. Vacation, medical and dental insurance, 401(k), and other rights and benefit plans will be available to you as set forth in the Company's standard benefit package and Employee Handbook. Such rights, programs and benefit plans may be revised from time to time at the Company's sole discretion. Your eligibility for medical and dental benefits is effective on the first day of the month following 30 days of continuous employment. The Company agrees to allow you four weeks of paid time off plus four "Extra Days" as described in the Company's Employee Handbook. With the exception of any contrary provision in this letter, or in any other document or agreement between you and the Company, the terms of your employment are at all times subject to the provisions of the Company's Employee Handbook, as said Handbook may be changed from time to time by the Company in its sole discretion.

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RAVE Restaurant Group

Non-Disclosure of Confidential Information:

You acknowledge that in your employment with the Company, you will occupy a position of trust and confidence. You agree that during your employment with the Company and at any time thereafter, except as may be required to perform your job duties for the benefit of the Company or as required by applicable law, you shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean any non-public or proprietary information regarding the Company, its business, restaurant concepts, franchisees, and customers, in whatever form, tangible or intangible, that is not disclosed publicly by the Company, including (without limitation) any proprietary knowledge, trade secrets, recipes, designs, products, inventions, business practices, programs, processes, techniques, know-how, management programs, methodology, financial information, pricing and fee information, agreements and arrangements with affiliates, employee files, personnel records, internal corporate records, corporate and business contacts and relationships, corporate and business opportunities, telephone logs and messages, client, consultant and customer lists and any and all other materials and information pertaining to the Company or its business to which you have been exposed or have access to as a consequence of your employment with the Company. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. You agree to deliver or return to the Company, at the Company's request at any time or upon termination of your employment all Confidential Information (and all copies thereof) furnished by the Company or prepared by you during your employment with the Company.

Nothing in this Agreement prohibits you from reporting an event that you reasonably and in good faith believe is a violation of law to the relevant law enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. You are hereby provided notice that under the federal Defend Trade Secrets Act (DTSA): (1) no individualwill be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, provided the individual files under seal any document containing the trade secret, and does not disclose the trade secret, except as permitted by court order.

Ownership of Rights:

You acknowledge and confirm that the Company shall own, in perpetuity, throughout the universe, all right, title and interest in and to the results and proceeds of your services to the Company and all material produced and/or furnished by you, of any kind and nature whatsoever, it being understood and agreed that the Company hereby acquires the maximum rights permitted to be obtained by the Company in all proprietary rights and information. Any such materials and/or ideas submitted to the Company hereunder automatically shall become the property of Company, and you hereby transfer and agree to transfer and assign to Company all of said rights and materials (including, without limitation, all copyrights and similar protections, renewals and extensions of copyright, and any and all causes of action that may have accrued in your favor for infringement of copyright), it being understood that you, for purposes of your employment with the Company, are acting entirely as Company's executive for hire. You agree that you will, at Company's request, execute and deliver to Company or procure the execution and delivery to Company of such documents or other instruments which Company may from time to time deem reasonably necessary or desirable to evidence, maintain and protect its rights hereunder and to carry out the intent and purposes of this Agreement and to convey to Company all rights in and to the material supplied to Company by you in this Agreement.

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RAVE Restaurant Group

Non-Competition:

As consideration for the employment terms and LTIP award provided by the Company, you agree that at any time during your employment and for a period of twelve (12) months after the end of your employment with the Company, regardless of the payment of any severance or other consideration to you following the cessation of your employment with the Company, you shall not, within the United States or any foreign country where the Company has franchisees or other operations, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, provide consultative services or otherwise provide services to, own, manage, operate, join, develop, control, participate in, or be connected with, any business, individual, partner, firm, corporation, or other entity that is engaged in a Competing Concept that is not owned by the Company; provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5%) of the voting stock of any publicly traded corporation shall not alone constitute a violation of this Agreement. A "Competing Concept" means any restaurant business or restaurant concept that derives more than 30% of its gross sales from the sale of pizza or pizza like (Le. flatbreads, etc.) food offerings.

Non-Solicitation:

As consideration for the employment terms and LTIP award provided by the Company, you agree that you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during your employment and for a period of eighteen (18) months after the end of your employment with the Company, regardless of the payment of any severance or other consideration to you following the cessation of your employment with the Company, (a) directly or indirectly hire or solicit the employment or engagement of, or otherwise aid in the inducement or enticement away from the employment or engagement of the Company or any affiliated entity, either for your own benefit or for any other person or entity, any employee or consultant who was employed or engaged by the Company or any such affiliated entity during the term of your employment, whether or not such employee or consultant would commit any breach of his/her contract of employment or consulting arrangement by reason of his/her leaving the service of the Company or any affiliated entity; or (b) directly or indirectly solicit, induce or entice any client, franchisee, supplier, customer, contractor, licensor, agent, partner or other business relationship of the Company (including any such types of parties of which the Company is or was actively pursuing a business relationship that had not yet been consummated as of your termination date) to terminate, discontinue, renegotiate or otherwise cease or modify its or their relationship with the Company or any affiliated entity.

Acknowledgement:

You expressly acknowledge and agree that the restrictions contained in this Agreement (exclusivity, non-disclosure, non-competition and non-solicitation) are reasonably tailored to protect the Company's Confidential Information and its business and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever, any one or more of the restrictions in this Agreement shall (either taken by itself or themselves together) be adjudged to go beyond what is reasonable in all circumstances for the protection of the legitimate interests of the Company, the parties agree that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.

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RAVE Restaurant Group

Acceptance:

This offer is effective immediately and may be accepted by your signing and dating a copy of this document and returning it to me on or before close of business on March 22, 2024. If accepted and executed, this offer shall be deemed to be a binding definitive agreement in full force and effect. If not so accepted by that time, this offer will be deemed withdrawn and will be no further in force or effect. Any representations that may have been made to you concerning the terms or conditions of employment, whether orally or in writing, are cancelled and superseded by this letter. Any modifications to the terms of your employment must be confirmed to you in writing to be valid and enforceable and your election to continue in the Company's employ after such confirmation will be deemed to be your agreement to such modifications. You will also be asked to bring to your first day of work personal identification documents in order to complete your employment eligibility paperwork as required by Federal law. Furthermore, in the Company's discretion, the effectiveness of this offer may be conditioned on your consent to and the Company's receipt of a background check of you to be performed by an agent of the Company, the results of which are reasonably satisfactory to the Company.

Governing Law:

Your principal work location will be in Texas with travel as required to perform the duties of your job. This Agreement will be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

Successors:

This Agreement is personal to you and shall not be assignable by you. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliated companies, successors and assigns.

Severability:

If a provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Agreement and this Agreement shall be construed and enforced as if the illegal or invalid provision had never comprised a part of this Agreement.

Construction:

No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statue, law, ordinance, or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the affected provision of this agreement shall be curtailed and limited only to the extent necessary to bring the provision within the requirements of the law.

We appreciate your interest in this opportunity at the Company and we look forward to a mutually rewarding relationship.

Agreed and Accepted:

Employer: Rave Restaurant Group, Inc.

By: /s/ Brandon Solano

Brandon Solano, CEO

Employee: /s/ Jay Rooney

Date:   3/25/24

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